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                                                                       EXHIBIT 2

                              SEPARATION AGREEMENT

         This SEPARATION AGREEMENT (this "Agreement") is made as of September 21, 1999 by and between WARREN H. FELDMAN, residing at 102 West Hill Road, Woodcliff Lake, New Jersey 07675 ("Warren Feldman") and TOTAL-TEL USA COMMUNICATIONS, INC., a New Jersey corporation with offices at 150 Clove Road, Little Falls, New Jersey 07424 (the "Company").

                              W I T N E S S E T H:

         WHEREAS, pursuant to that certain Employment Agreement dated May 5, 1999 by and between Warren Feldman and the Company (the "Employment Agreement"), Warren Feldman has agreed to serve as Chairman of the Board of the Company until December 31, 2001, on the terms and subject to the conditions set forth therein; and

         WHEREAS, Warren Feldman and the Company desire to terminate the Employment Agreement on the mutually beneficial terms set forth herein.

         NOW, THEREFORE, in consideration of the above mentioned premises, the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1.      TERMINATION OF EMPLOYMENT AGREEMENT.

                 (a) Termination of Employment Agreement. Warren Feldman and the Company agree that the Employment Agreement shall be terminated as of 5:00 p.m. on the Effective Date (as defined below), and shall have no further force or effect, unless this Agreement is revoked by Warren Feldman on or prior to such date pursuant to Section 10(h), in which case such termination of the Employment Agreement shall not be effective.

                 (b) Resignation. Warren Feldman hereby resigns from the office of Chairman of the Board and as a member of the Board of Directors of the Company and from each position he holds at any subsidiary of the Company, such resignations to be effective at 5:00 p.m. on October 7, 1999 (the "Effective Date"), unless this Agreement is revoked by Warren Feldman on or prior to such date pursuant to Section 10(h), in which case such resignations shall not become effective and this Agreement shall be void and of no force and effect. The Company hereby accepts the resignations of Warren Feldman as of the Effective Date.

         2.      FELDMAN RELEASE OF CLAIMS.

                 (a) General Release. Warren Feldman agrees, on his own behalf and on behalf of his heirs, successors, agents, executors, administrators, and assigns (collectively, the "Feldman Releasors"), to release the Company and its present and former subsidiaries, affiliates, divisions, branches, agencies, and other offices and its and their respective present and former
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successors, assigns, officers, agents, representatives, affiliates, attorneys, fiduciaries, administrators, directors, stockholders, and employees (collectively, the "Feldman Releasees") from any and all manner of actions, causes of action, suits, judgments, executions, demands, debts, dues, duties, accounts, bonds, agreements (other than those relating to the Options or as otherwise provided herein), contracts, covenants, damages and all other claims whatsoever, both in law and in equity, which the Feldman Releasors ever had, now have or may in the future have against any or all of the Feldman Releasees for or by reason of or in any way arising out of any cause, matter or thing existing up to the Effective Date including, without limiting the generality of the foregoing, for or by reason of or in any way arising out of any cause, matter or thing relating to salary, wages, monies advanced, bonuses, expenses, director's fees, retirement or pension allowances, participation in profits or earnings or damages for wrongful dismissal (including but not limited to any discrimination claim based on age, sex, race, religion, color, national origin, disability, marital status, appearance or sexual orientation under federal, state or local law, rule or regulation, and/or any claim for wrongful termination, defamation, and any other claim, whether in tort, contract or otherwise). This release shall not apply to any claims the Feldman Releasors may have relating to the Company's performance of its obligations under this Agreement.

                 (b) ADEA Release. The Feldman Releasors further agree that they are hereby releasing any and all claims that they may have under the Age Discrimination in Employment Act connected with Warren Feldman's employment with the Company (or his separation therefrom) arising on or before the Effective Date.

                 (c) Promise Not To Sue On Claims Released. The Feldman Releasors promise not to initiate any court or judicial-type proceeding against the Company that involves any claim that they have released in Sections 2(a) and 2(b) of this Agreement. If a court determines that the Feldman Releasors or any one of them have violated this release by suing the Company or any of the Feldman Releasees they hereby agree that they will pay all costs and expenses of defending against the suit incurred by the Company. Nothing in this
Section 2(c) shall be construed to prevent the Feldman Releasors or any one of them from filing a charge of discrimination with, or participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission.

                 (d) Consultation With an Attorney. Warren Feldman acknowledges that he has been advised to consult his own attorney prior to entering into this Agreement and that he was afforded sufficient time to undertake such consultation.

         3.      COMPANY RELEASE OF CLAIMS.

                 (a) General Release. The Company agrees on its own behalf and on behalf of its present and former subsidiaries, affiliates, divisions, branches, agencies, and other offices and its and their respective present and former successors, assigns, officers, agents, representatives, affiliates, attorneys, fiduciaries, administrators, directors, stockholders, and employees (collectively, the "Company Releasors"), to release Warren Feldman and his heirs, successors, agents, executors, administrators, and assigns (the "Company Releasees") from any and all manner of actions, causes of action, suits, judgments, executions, demands, debts, dues, duties, accounts, bonds, agreements (other than those provided herein), contracts, covenants,





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damages and all other claims whatsoever, both in law and in equity, which the
Company Releasors ever had, now have or may in the future have against any or all of the Company Releasees for or by reason of or in any way arising out of any cause, matter or thing existing up to the Effective Date. This release shall not apply to any claims the Company Releasors may have relating to Warren Feldman's performance of his obligations under this Agreement, or to any claim for recovery by the Company of short-swing profits under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                 (b) Promise Not To Sue On Claims Released. The Company Releasors promise not to initiate any court or judicial-type proceeding against the Company Releasees that involves any claim that they have released in
Section 3(a) of this Agreement. If a court determines that the Company Releasors or any one of them have violated this release by suing any of the Company Releasees they hereby agree that they will pay all costs and expenses of defending against the suit incurred by the Company Releasees.

         4.      CONSIDERATION.

                 (a) Severance Payment. In full satisfaction of all amounts outstanding under the Employment Agreement and in consideration of the promises set forth herein and other good and valuable consideration, the Company agrees to pay to Warren Feldman severance pay in the lump-sum amount of $650,000, which amount shall be payable promptly (but in any event not later than three (3) business days) following the execution and delivery hereof.

                 (b) Existing Options. The Company acknowledges and agrees that Warren Feldman has been granted non-statutory stock options to purchase 120,222 shares of the Company's common stock ("Common Stock"), which stock options (collectively, the "Options") are exercisable as follows:

                          (i)     39,222 from the grant of April 15, 1997 are
exercisable at $7.25, per share;

                          (ii)    33,000 from the grant of November 3, 1992 are
exercisable at $0.5114, per share; and

                          (iii)   48,000 from the grant of February 2, 1992 are
exercisable at $0.5114, per share.

                 (c) Exercise of Options. The Company acknowledges and agrees that Warren Feldman shall have ninety (90) days from the Effective Date to exercise the Options, approval by the Board of Directors of the Company of this Agreement constituting the determination by the Board that such 90-day period is reasonable and appropriate.

         5. TAXES AND BENEFITS; WITHHOLDINGS. The parties acknowledge and agree that (i) federal, state and local tax withholdings will be made from the payments provided for in this Agreement as may be required by law and/or in accordance with the Company's benefit plans, and (ii) Warren Feldman shall be solely responsible for the federal, state, and local and other taxes normally paid by employees relating to these payments.





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         6.      REPRESENTATIONS AND WARRANTIES.

                 (a) Certain Representations and Warranties by Warren Feldman. Warren Feldman represents and warrants to the Company that (i) this Agreement has been duly executed and delivered by him and constitutes his legal, valid and binding obligation, enforceable against him in accordance with its terms, (ii) the execution, delivery, and performance by Warren Feldman of this Agreement will not result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Warren Feldman is a party or by which any of his assets or properties may be bound, and (iii) the execution, delivery, and performance by him of this Agreement will not violate any order, writ, injunction, decree, statute, rule, or regulation applicable to him.

                 (b) Certain Representations and Warranties by the Company. The Company represents and warrants to Warren Feldman that (i) the execution, delivery, and performance by the Company of this Agreement have been duly authorized by all action required by law, its certificate of incorporation and bylaws, (ii) this Agreement has been duly executed and delivered by the Company and constitutes a legal, valid, and binding obligation of the Company, enforceable against it in accordance with its terms, (iii) the execution, delivery, and performance by the Company of this Agreement will not conflict with or result in any breach of any provision of the articles of incorporation or bylaws of the Company, (iv) the execution, delivery, and performance by the Company of this Agreement will not result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company is a party or by which any of its assets or properties may be bound, (v) the execution, delivery, and performance by the Company of this Agreement will not violate any order, writ, injunction, decree, statute, rule, or regulation applicable to the Company or any of its properties or assets, and (vi) it has obtained directors and officers liability insurance policies covering all officers and directors of the Company, and such policies are in full force and effect on the date hereof.

         7.      NON-COMPETE, NON-DISPARAGEMENT AND CONFIDENTIAL INFORMATION.

                 (a) Company Business. Warren Feldman covenants and agrees that he will not, during the period commencing on the Effective Date and ending on the date twelve (12) months thereafter, directly or indirectly, in any capacity, engage in or participate in the management, ownership, or operation of any business or activity which directly competes with the business conducted by the Company (as such business is conducted on the Effective Date) in the States of New York and New Jersey.

                 (b) No Solicitation. Warren Feldman covenants and agrees that he will not, during the period commencing on the Effective Date and ending on the date twenty-four





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(24) months thereafter, directly or indirectly: (i) employ or solicit the employment (or assist any third party to employ or solicit the employment) of any person who was engaged by the Company as an employee on September 1, 1999 (provided that the foregoing prohibition shall not apply to his executive assistant, or after October 7, 2000, to (A) any person whose employment is involuntarily terminated by the Company or (B) any person who is not employed by the Company at the time his employment is first solicited by Warren Feldman); or (ii) call on any party that was a customer of the Company on the Effective Date for the purpose of competing with the Company by soliciting, diverting or taking away any customer of the Company (provided that after October 7, 2000 the foregoing prohibition shall not apply to any customer from which the Company has not billed or received a total of $10,000 in payments for products or services during the six-month period prior to when such customer is first solicited by Warren Feldman).

                 (c) Reasonable Restrictions. Warren Feldman recognizes and hereby acknowledges that the restrictions imposed upon him in this Section 7 are reasonable and are necessary for the protection of the business of the Company. It is understood and agreed that this Section 7 shall not be deemed to be violated merely because Warren Feldman owns stock or other equity interests in an entity that is in competition with the Company, so long as a class of equity securities of such entity is registered pursuant to the Exchange Act , and Warren Feldman owns no more than five percent (5%) of the outstanding equity securities of such class.

                 (d) Non-Disparagement. Neither party to this Agreement shall in any way attempt to disparage or impair the reputation or good name of the other party, the Company's divisions, affiliates, or subsidiaries, or any of the Company's officers, directors or employees.

                 (e) Confidential Information. Warren Feldman hereby acknowledges that during the course of his employment with the Company he came into contact with, and had access to, information that is the property of the Company. Such information includes, but is not limited to, business plans, present or prospective customers, vendors, products, processes services or activities, including the costing and pricing of such services or activities. Warren Feldman covenants and agrees that he has not and will not utilize or disclose any of the above described confidential information to any person(s) or entities for any reason or purpose whatsoever, except in the performance of his duties for the Company. The foregoing limitations shall not apply to any information that (i) is or becomes public knowledge through no action or default on the part of Warren Feldman; (ii) is approved by the Company in writing for disclosure to specified third parties; or (iii) is required to be disclosed by Warren Feldman pursuant to a court order or applicable rules and regulations.

                 (f) Rights and Remedies Upon Breach. In the event of any breach or threatened breach by Warren Feldman of the covenants of Section 7, the Company shall be entitled to such equitable and injunctive relief as may be available to restrain Warren Feldman from the violation of the provisions hereof. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for such breach or threatened breach.

                 (g) Severability of Covenants. If any court determines that any of the





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covenants of this Section 7, or any part thereof, is invalid or unenforceable, the remainder of the covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

                 (h)      The prohibitions of paragraphs (a) and (b) of this
Section 7 shall terminate at such time as any person or group (as such term is defined by Section 13(d) of the Exchange Act) other than Revision LLC, Walt Anderson, Gold & Appel Transfer, S.A. and their respective affiliates acquires voting common stock of the Company in a purchase or transaction or in a series of purchases or transactions, if immediately thereafter such person or group has, or would have, beneficial ownership (as determined pursuant to Rule 13d-3 under the Exchange Act) of a majority of the voting power of the Company's then outstanding voting equity securities.

         8.      INDEMNIFICATION.

                 (a) Right to Indemnification. If Warren Feldman is made a party or is threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact he was a director or officer of the Company or was serving at the request of the Company as a director or officer of another corporation or of a partnership, joint venture, trust, or other enterprise, he shall be indemnified and held harmless by the Company to the fullest extent permitted by applicable law against all expenses, liabilities and losses (including attorneys' fees, judgments, fines, or penalties and amounts paid in settlement) reasonably incurred or suffered by him in connection therewith, and such indemnification shall continue after the Effective Date and shall inure to the benefit of Warren Feldman's heirs, executors, and administrators.

                 (b) Right to Advancement of Expenses. The right to indemnification conferred in this Section 8 shall include the right to be paid by the Company the expenses incurred in defending any action, suit, or proceeding in advance of its final disposition, subject to the receipt by the Company of an undertaking by Warren Feldman to repay all amounts so advanced if it shall ultimately be determined that he is not entitled to be indemnified.

                 (c) Nonexclusivity of Rights. The rights to indemnification and to the advancement of expenses contained in this Section 8 shall not be exclusive of any other right which Warren Feldman may have or hereafter acquire under any statute, provision of the Company's articles of incorporation, by-laws, agreement, vote of stockholders or disinterested directors, or otherwise.

                 (d) Duration. The indemnification obligations of the Company hereunder shall apply only to indemnified liabilities arising from claims as to which notice has been provided to the Company by Warren Feldman within sixty (60) days of receipt of such notice by Warren Feldman.

                 (e) Indemnification Agreement. The parties hereto acknowledge and agree that (i) the Indemnification Agreement dated March 6, 1998 between Warren Feldman and the Company (the "Indemnification Agreement") is, and at all times since March 6, 1998 has been, in full force and effect,
(ii) that, notwithstanding the provisions of Section 1 of the





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Indemnification Agreement, Warren Feldman shall be entitled to the rights of indemnification provided therein if at any time after the Effective Date, by reason of his Corporate Status (as defined therein) he is, or is threatened to be made, a party to any threatened, pending, or completed Proceeding (as defined therein), and (iii) the Indemnification Agreement shall continue until the expiration of the term set forth in Section 10 thereof.

         9.      OTHER COVENANTS AND UNDERTAKINGS.

                 (a) Insurance. The Company further covenants and agrees that, for a period of three (3) years following the Effective Date, it will maintain a directors and officers liability insurance policy covering Warren Feldman for the period of his service as a director and officer of the Company up to and including the Effective Date.

                 (b) Transition Issues. Warren Feldman shall return the Company car currently in his possession on or before the date that is fifteen
(15) days after the Effective Date, and the Company shall maintain the existing automobile insurance coverage on such car until such date. Warren Feldman shall have the right to purchase (i) the cellular phone he currently uses, (ii) the personal computer currently in his office, and (iii) the personal computer, printer, fax machine and cellular phone currently used by his executive assistant, each for a purchase price equal to the depreciated value of such equipment; provided, however, that all Company-related information shall be deleted from the two personal computers before they are sold to Warren Feldman.

                 (c) Press Releases. The Company shall provide a copy of any press release or other public disclosure concerning the transactions contemplated hereby to Warren Feldman, and any such press release or other public disclosure shall not be disseminated or released without the prior written approval of Warren Feldman, such approval not to be unreasonably withheld or delayed.

         10.     GENERAL MATTERS.

                 (a) Notice. All communications provided for hereunder shall be sent in writing and mailed by first class mail, return receipt requested, or sent by overnight courier, or sent by facsimile transmission to the address stated below or to such changed address as the addressee may have been given by similar notice:

                 (i)      If to Warren Feldman:

                          102 West Hill Road,
                          Woodcliff Lake, New Jersey 07675
                          Attn:  Warren Feldman
                          Facsimile No.:  (201) 573-0875





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                          with a copy (which shall not constitute notice) to:

                          1500 Palisade Avenue
                          Apt. 17A
                          Fort Lee, NJ  07024
                          Attn:  Solomon Feldman

                 (ii)     If to the Company:

                          Total-Tel USA Communications, Inc.
                          150 Clove Road
                          Little Falls, New Jersey  07424
                          Attn: President & Chief Executive Officer
                          Facsimile No.:  (973) 785-5173

                          with a copy to:

                          Covington & Burling
                          1200 Pennsylvania Avenue, N.W.
                          Washington, D.C.  20044
                          Attn:  Bobby R. Burchfield, Esq.
                          Facsimile No.: (202) 778-5350

Any such notice shall be deemed received, if mailed, five days after mailing, one day after sending by overnight courier, or upon confirmation of transmission if sent by facsimile transmission.

                 (b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

                 (c) Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses; provided, however, that the Company shall pay the fees and expenses of Covington & Burling, counsel to the Company, incurred in connection with the preparation of this Agreement.

                 (d) No Third-Party Beneficiaries. Except as provided in Sections 2 and 8, nothing in this Agreement shall be construed as giving any person or entity, other than the parties hereto and their successors and permitted assigns, any right, remedy, or claim under or in respect of this Agreement or any provision hereof, except as expressly provided herein.

                 (e) Successors and Assigns; Severability. This Agreement shall be binding upon the respective successors, trustees, and permitted assigns of the parties hereto. This Agreement shall not be assignable or otherwise transferable by any party without the prior written consent of the other parties and any attempt to so assign or transfer this Agreement





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without such consent shall be void and of no effect. If any provision of this
Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible.

                 (f)      Counterparts; Amendments; Entire Agreement, Etc.
This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be changed, modified, amended, or supplemented only by written instrument signed by the parties hereto. No provision of this Agreement may be waived orally, but only by a written instrument signed by the party against whom enforcement of such waiver is sought. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof. As used herein, except as the context otherwise indicates, the singular shall include the plural and vice versa and words of any gender shall include any other gender. The conjunction "or" shall be understood in its inclusive sense (and/or). This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect thereto.

                 (g) Period of Consideration. By his signature below, Warren Feldman acknowledges that the Company complied with the ADEA by giving him a period of at least twenty-one (21) days from the date that this Agreement was first provided to him to consider this Agreement and to decide whether to accept it. Warren Feldman further acknowledges that no representative of the Company ever stated or implied that he had less than twenty-one (21) days to consider this Agreement. Warren Feldman also acknowledges that, to the extent he decided to sign this Agreement prior to the expiration of the full twenty-one (21) day period, such decision was knowing and voluntary on his part and was in no way coerced by the Company. To the extent any changes were made in this Agreement as a result of negotiations taking place after the date this Agreement was provided to Warren Feldman, he and the Company agree that such changes, whether material or not, did not restart the running of the period of twenty-one (21) days to consider this Agreement required by the ADEA.

                 (h) Right to Revoke Agreement. Except for the obligations of the Company under Section 4(a), this Agreement will not become effective or enforceable until October 7, 1999, which is more than seven (7) days from the date first above written. During the period prior to such date, Warren Feldman has a right to change his decision to accept the severance payment that has been offered and paid to him and to revoke this Agreement, in which case he shall be obligated to return such payment.





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         IN WITNESS WHEREOF, this Separation Agreement has been executed and delivered by the parties hereto on the date first above written.


                                TOTAL-TEL USA COMMUNICATIONS, INC.
                                for itself and for all its subsidiaries


                                By:  /s/ Dennis Spina

                                     ---------------------------------------
                                     Name:  Dennis Spina
                                     Title: President & Chief Executive Officer





                                     /s/ Warren Feldman

                                     ---------------------------------------
                                     Warren Feldman





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